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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: September 1, 1998


                    NEW ENGLAND POWER COMPANY

        (exact name of registrant as specified in charter)


Massachusetts              1-6564              04-1663070
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)          Identification No.)
incorporation)




       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets
--------------------------------------------

     On September 1, 1998, New England Power Company (NEP) and The Narragansett Electric Company, both subsidiaries of New England Electric System (NEES), completed the sale of substantially all of their non-nuclear generating business to USGen New England, Inc. (USGen), an indirect who1ly owned subsidiary of PG&E Corporation (PG&E). NEP's share of the proceeds amounted to approximately $1.55 billion. In addition, NEP was reimbursed approximately $140 million for costs associated with early retirements and special severance programs for employees affected by industry restructuring and the value of inventories. For more information on the terms and events leading to the sale, the accounting implications of the sale, and the assets sold, see NEP's Annual Report on Form 10-K for the year ended December 31, 1997.

     As part of the sale, USGen purchased NEP's entitlement to approximately 1,100 MW of power procured under long-term contracts. NEP is required to make a monthly fixed contribution towards the above-market cost of the purchased power from closing through January 2008. USGen is responsible for the balance of the costs under the purchased power contracts. Pursuant to the transfer agreement, under certain conditions involving formal assignment of the contracts to USGen and a release of NEP from further obligations to the power supplier, NEP is required to make a lump sum payment of the present value of its monthly fixed contribution obligations. To date during 1998, NEP has made lump sum payments of approximately $340 million which reduced the monthly fixed contributions to an average of $9.5 million. The lump sum payments and remaining monthly fixed contributions are recoverable from customers as part of industry restructuring settlements reached by NEP with various parties and approved by state and Federal regulators.

Item 5.  Other Events
--------------------

     NEP used approximately $270 million of the proceeds of the sale of assets described in Item 2 for the defeasance of long-term mortgage debt, including (i) $38 million of tax-exempt pollution control revenue bonds issued by the Connecticut Development Authority and (ii) $230 million of publicly-held mortgage bonds.
A portion of the publicly-held mortgage bonds were acquired
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through a tender offer.  Approximately $372 million of mortgage bonds securing a like amount of tax-exempt pollution control revenue bonds (PCRB's) issued by various public agencies were retired. The $372 million of PCRB's were then reoffered on an unsecured basis. Approximately $410 million was used to retire short-term debt and preferred stock held by NEES. (Note that the above figures are as of September 1, 1998 and that the attached proforma financial statements are as of June 30, 1998.) NEP expects that its state and Federal tax liability related to the sale (net of deductions related to power contract lump sum payments) will equal approximately $200 million.

     The NEP Board of Directors has authorized the repurchase of up to five million shares (out of 6.5 million shares) of its common stock held by NEES at the then book value per share. This transaction has not been consummated pending approval of the Securities and Exchange Commission under the Public Utility
Holding Company Act of 1935 and is not reflected in the attached pro forma financial statements.


Item 7.  Financial Statements, Pro Forma Financial Information
         and Exhibits
-------------------------------------------------------------


Pro Forma Financial Information

The following unaudited pro forma consolidated financial statements are filed with this report:

Pro Forma Balance Sheet of New England Power Company at June 30,
1998

Pro Forma Statements of Income of New England Power Company:

      Year Ended December 31, 1997
      Six Months Ended June 30, 1998

   The Pro Forma Balance Sheet of New England Power Company (the Company) at June 30, 1998 reflects the financial position of the Company after giving effect to the disposition of the assets discussed in Item 2 and assumes the disposition took place on June 30, 1998. The Pro Forma Statements of Income for the fiscal year
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ended December 31, 1997 and the six months ended June 30, 1998 assume that the disposition occurred on January 1, 1997, and are based on the operations of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998.

   The unaudited pro forma financial statements have been prepared by the Company based upon assumptions deemed reasonable by it.
The unaudited pro forma financial statements presented herein are shown for illustrative purposes only and are not indicative of the future financial position or future results of operations of the Company, or the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented. In particular, while the disposition of the assets portrayed herein will have a significant impact on the results of operations, such disposition is only one component of the restructuring that the Company is undergoing at this time. A more complete description of all such restructuring changes is included in the Company's 1997 Annual Report on Form 10-K.

   The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and related notes of the Company.

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                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form
8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                             NEW ENGLAND POWER COMPANY

                                 s/John G. Cochrane

                              By
                                 John G. Cochrane
                                 Treasurer


Date:   September 16, 1998